Exhibit 10.1

MEMBER INTEREST PURCHASE AGREEMENT

THIS MEMBER INTEREST PURCHASE AGREEMENT ("Agreement") is executed as of December 2nd, 2015 ("Effective Date") by and among MARATHON GOLD USA CORP. ("Seller"), NEW JERSEY MINING COMPANY (“Buyer”) and GOLDEN CHEST LLC, an Idaho limited liability company (the "Company").

Seller owns an interest in the Company ("MG USA Interest"), consisting of 52.22% (prior to Buyer paying the required quarterly Beasley payment in its entirety) of the Company.  Seller desires to sell the MG USA Interest to Buyer and Buyer desires to purchase the MG USA Interest from Seller upon the terms and conditions set forth in this Agreement and the Option Agreement of October 9, 2015 (“Option Agreement”).

The parties therefore agree as follows:

1.

Purchase and Sale

1.1

Purchase of MG USA Interest

.  Subject to Seller's receipt of the consideration referred to in Sections 1.2 and 1.4, Seller hereby sells and conveys the MG USA Interest to Buyers.

1.2

Consideration

.  Buyer shall pay to Seller, as consideration for the MG USA Interest purchased by Buyer, One Hundred and Eighty Thousand Dollars ($180,000.00) as the total purchase price of MG USA Interest, and Buyer shall grant to the Seller a two percent (2%) net smelter royalty interest in the form of the royalty deed attached hereto and incorporated herein by reference as Exhibit “A”.

1.3

Acknowledgment Regarding Valuation

.  Each party hereby waives any valuation methodology set forth in the Golden Chest LLC operating agreement or similar agreement for the MG USA Interest that would otherwise be applicable to the transactions contemplated by this Agreement.  The parties agree that the purchase price for the MG USA Interest is a fair value for such Interest.  Each party understands that future events may decrease or increase the value of the MG USA Interest.

1.4

Payment.  The purchase price for the MG USA Interest shall be paid by Buyers to the Seller as follows:

(a)

A cash payment of Ten Thousand Dollars, previously paid to Seller pursuant to the Option Agreement of October 9th, 2015 between the parties, which payment is acknowledged hereby; and

(b)

A cash payment of One Hundred and Seventy Thousand Dollars ($170,000.00) on the Effective Date.

1.5

Resignation.  Effective as of the Effective Date, Seller shall resign from the Management Committee of the Company and from all other positions with the Company by executing and delivering to the Company formal resignations, substantially in the forms attached hereto as Exhibit "B".

2.

Representations and Warranties of Seller.  Seller accepts and agrees to be bound by the representations and warranties made in the Option Agreement and makes the following representations and warranties to Buyers, as of the Effective Date:

2.1

Title to Interest

.  The MG USA Interest is owned, beneficially and of record, by Seller and is free and clear of any liens, security interests or other similar encumbrances.  Seller has full power to vote the MG USA Interest without obtaining the consent or approval of any other person, entity or governmental authority.  Seller shall transfer the MG USA Interest to Buyers free and clear of any liens, security interests or other similar encumbrances.

2.2

Binding Effect

.  This Agreement, the Option Agreement, as well as all other agreements, certificates and other documents to be executed and delivered by Seller will constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms.

2.3

Solvency

.  Seller is not presently insolvent and Seller will not be rendered insolvent by any of the transactions contemplated by this Agreement.  As used in this Section, "insolvent" means that the sum of the debts and other probable liabilities of Seller exceed the present fair saleable value of Seller’s assets.

2.4

Other Representations

.

(a)

Familiarity with MG USA. Seller is a current member of the Company and is familiar with its business, financial and legal status.

(b)

Review of Information. Seller confirms that, in making the decision to sell the MG USA Interest, Seller has relied solely upon Seller's independent investigation of the Company and not on any representations or warranties made by the Buyers, other than those set forth in this Agreement and the Option Agreement.  Seller has received all such information as Seller deems necessary and appropriate to enable Seller to evaluate the financial risks inherent in selling the MG USA Interest.

(c)

Material Disclosures. Seller warrants and represents that it has disclosed to Buyer all material obligations of the Company, including but not limited to, debts, contractual obligations, and other such comitments, and further represents that there are no pending claims, suits, actions or other obligations of the Company incurred as a result of actions or omissions of the Seller.

3.

Buyers’ Representations and Warranties

.  Buyer accepts and agrees to be bound by the representations and warranties made in the Option Agreement and makes the following representations and warranties to Seller, as of the Effective Date:

3.1

Binding Effect

.  This Agreement, the Option Agreement, as well as all other agreements, certificates and other documents to be executed and delivered by Buyer, will constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

3.2

Investment Representations

.

(a)

Familiarity with MG USA

.  Buyer currently owns a 47.78% member interest in the Company and is familiar with its business, financial and legal status.

(b)

Review of Information

.  Buyer confirms that, in making the decision to purchase the MG USA Interest, Buyer has relied solely upon Buyer's independent investigation of the Company and not on any representations or warranties made by Seller, other than those set forth in this Agreement and the Option Agreement.  Buyer has received all such information as Buyer deems necessary and appropriate to enable Buyer to evaluate the financial risks inherent in acquiring the MG USA Interest.

(c)

Risk of Loss

.  Buyer is aware that the MG USA Interest is subject to substantial risks.  Buyer is capable of bearing the economic risk of Buyer's purchase of the MG USA Interest.  Buyer has adequate net worth and means of providing for Buyer's current needs and contingencies to sustain a complete loss of Buyer's investment in the Company.

(d)

Purchase for Own Account

.  Buyer acknowledges and agrees that the shares of MG USA Interest are being acquired for investment for Buyer’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the applicable state and federal securities laws, and Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same.

4.

Miscellaneous

.

4.1

Additional Instruments

.  Each party shall execute such additional instruments as may reasonably be requested by any other party hereto to effectuate the provisions of this Agreement.

4.2

Governing Law; Consent to Jurisdiction; Enforcement

.  This Agreement and its interpretation and enforcement are governed by the laws of the State of Idaho.  Each party agrees that venue for any dispute arising out of or in connection with this Agreement will be in Kootenai County, Idaho and each party waives any objections it may now or hereafter have regarding such venue.  If a party is in default under this Agreement, the other party will have the right, at the expense of the defaulting party, to retain an attorney to make demand, enforce remedies, or otherwise protect or enforce the rights of the non-defaulting party.  A party in default shall pay all attorneys’ fees and costs so incurred.

4.3

Exhibits

.  Each exhibit or schedule referenced herein is incorporated into this Agreement.  Such exhibits or schedules need not be physically attached hereto if they are appropriately identified on their face.

4.4

Entire Agreement; Modification

.  This Agreement and the Operating Agreement (including all agreements and other documents referenced herein) constitutes the entire agreement among the parties and supersedes any prior understandings or agreements, written or oral, that relate to the subject hereof.  This Agreement may not be modified except by a writing signed by each party hereto.  The parties agree that all parties participated in the preparation and negotiation of this Agreement and that neither this Agreement nor any of the agreements contemplated hereby shall be construed against any party by virtue of the fact that any party prepared or drafted such agreements.

4.5

Counterparts

.  This Agreement may be executed in counterparts. Signed counterparts executed and delivered by electronic mail or facsimile transmission shall be binding on the parties and have the same force and effect as an original signed counterpart.

4.6

Expenses

.  Each party shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and carrying out the transactions contemplated hereby.  Seller shall pay any income of other tax associated with Seller’s sale of the MG USA Interest and incurred by Seller as a result of the transfer of such Interest as contemplated in this Agreement.

4.7

Notice

.  All notices or other written communications hereunder will be deemed to have been properly given (i) upon delivery, if delivered in person or by email, (ii) one (1) business day after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) business days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

[INFORMATION OMITTED]

4.8

Terminology

.  Unless specifically indicated to the contrary: (i) wherever from the context it appears appropriate, each term stated in either the singular or the plural will include the plural and the masculine gender will include the feminine and neuter genders; (ii) the term "or" is not exclusive; (iii) the term "including" (or any form thereof) will not be limiting or exclusive; (iv) the words "Agreement," "herein," "hereof," "hereunder," or other words of similar import refer to this Agreement as a whole, including exhibits (if any), as the same may be modified, amended or supplanted.  The headings in this Agreement have no independent meaning.

4.9

Binding Effect

.  This Agreement and all other agreements contemplated hereby are binding upon the parties and their personal representatives, heirs, successors and assigns.

4.10

Severability

.  If for any reason any provision of this Agreement is determined by a tribunal of competent jurisdiction to be legally invalid or unenforceable, the validity of the remainder of the Agreement will not be affected and such provision will be deemed modified to the minimum extent necessary to make such provision consistent with applicable law and, in its modified form, such provision will then be enforceable and enforced.

4.11

Relationship of Parties

.  The relationship of the parties is strictly one of buyers and sellers under this Agreement.  This Agreement is neither intended to, nor will it be construed as, an agreement to create a joint venture, partnership, or other form of business association between the parties.

 [SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE MEMBER INTEREST PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELLER:

/s/ Phillp C. Walford

MARATHON GOLD USA CORP.

Phillip C. Walford, President and CEO

Marathon Gold Corporation

BUYER:

/s/ John Swallow

NEW JERSEY MINING COMPANY

John Swallow, President

of New Jersey Mining Company

COMPANY:

/s/ John Swallow

GOLDEN CHEST LLC

By: John Swallow, President of New Jersey Mining Company, Manager and Member

/s/ Phillip C. Walford

GOLDEN CHEST LLC

By: Phillip C. Walford, President and CEO

Marathon Gold Corporation, Member

EXHIBIT "A"

NET SMELTER RETURN ROYALTY AGREEMENT

NET SMELTER RETURN ROYALTY AGREEMENT

THIS AGREEMENT made December 2, 2015.

B E T W E E N:

Marathon Gold USA Corp., a corporation incorporated under the laws of Colorado
(the "Holder")

- and -

New Jersey Mining Company, a corporation incorporated under the laws of Idaho (“NJMC”).

- and -

Golden Chest LLC, a limited liability company incorporated under the laws of Idaho (“Golden Chest”).

WHEREAS the Holder and NJMC entered into an agreement pursuant to which NJMC agreed to grant to the Holder this net smelter royalty interest as partial consideration for the transfer by the Holder to NJMC of the Holder’s interest in Golden Chest, which was 52.2% prior to NJMC paying the required quarterly Beasley payment in its entirety;

AND WHEREAS NJMC has agreed to take all steps necessary so that this net smelter royalty interest shall be granted by NJMC and Golden Chest (collectively, the “Owners”);

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties agree as follows:

SECTION 1
INTERPRETATION

1.1

Defined Terms

For purposes of this Agreement (including the recitals and Schedules hereto), the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

"Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, where "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise and, for the purposes hereof, Affiliates of a Person that is a partnership shall include the partners of such partnership;

"Allowable Deductions" means the following items to the extent they are incurred or borne by the Owners in the production of Precious Metals or Products:

(a)

insurance;

(b)

charges for transportation of Precious Metals or Products (in any form, including ores or concentrates) from the Property to the refinery or smelter, or the place of sale, as the case may be; and

(c)

Refining Costs, provided that if smelting or refining is carried out in the facilities owned or controlled, in whole or in part, by the Owners or their Affiliates, then the Refining Costs shall be the amount that the Owners would have incurred if such smelting or refining were carried out at facilities not owned or controlled by the Owners or their Affiliates then offering comparable services for comparable products on prevailing terms;

“Area of Interest” means the area of interest within and around the Claims as depicted in the map attached as Schedule B to this Agreement;

“Beasley Claims” has the meaning set out in Section 3.12(c) hereof;

"Business Day" means a day, other than a Saturday or a Sunday, on which banks are open for ordinary banking business in the State of Idaho;

“Claims” means all current property and claims of the Owners as set out in Schedule A to this Agreement;

"Dispute" has the meaning set out in Section 3.2 hereof;

"Governmental Body" means the government of the United States of America, Canada or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, arbitrator or arbitrators, tribunal, central bank or other entity exercising executive, legislative, judicial or arbitral, taxing, regulatory or administrative powers or functions (including any applicable stock exchange);

"Holder" means Marathon Gold USA Corp., a corporation incorporated under the laws of Colorado, and includes any successor or assignee of such person;

"GAAP" means Generally Accepted Accounting Principles adopted by the U.S. Securities and Exchange Commission, as updated and amended from time to time;

“Mill” means the mill processing facility at which the Products from the Property are milled and/or processed with respect to which the Owners have the authority to provide or arrange for the Holder access;

"Net Smelter Return" has the meaning set out in Section 2.2(b);

"Owners" means collectively, New Jersey Mining Company, a corporation incorporated under the laws of Idaho, and Golden Chest LLC, a limited liability company incorporated under the laws of Idaho, and includes all of the Owners’ successors-in-interest, including, inter alia, transferees, assignees, lessees, licensees, and, when applicable, successors pursuant to the exercise of any charge, pledge or hypothec affecting the Property;

"Permitted Lender" means a bona fide lender to an Owner that irrevocably agrees in writing not to transfer or consent to the transfer of the ownership of the Property unless the transferee agrees (i) to be bound by this Agreement, and (ii) to provide a similar agreement in the event of a transfer or consent to the transfer of the ownership of the Property to a further transferee;

"Person" means an individual, partnership, firm, corporation, syndicate, trust or unincorporated organization, and includes a government or agency or political subdivision thereof;

"Precious Metals" means gold and silver contained in the Products;

"Prime Rate" has the meaning set out in Section 2.2(d) hereof;

"Processor" means any Third Party smelter, refiner or processor of Products other than the Owners or their Affiliates;

"Products" means all metals, ores, minerals, mineral resources, slag and other materials in whatever form or state which are mined, excavated, extracted, recovered in soluble solution or otherwise recovered or produced from the Property;

"Property" means collectively the Claims and the Subsequent Claims, and any renewal, replacements, substitutions or modifications of any of said claims (including mining leases issued as a result of conversion of said claims into mining leases) held by the Owners  or any of their Affiliates, insiders or partners which may arise in the future covering the same area as claims, together with all applications, surveys, easements, rights of way, rights, titles or interests of every kind and description to which the Owners or any of their Affiliates, insiders or partners has rights, or otherwise owns or controls, relating to or acquired in connection with one or more of said claims;

"Quarter" means a calendar quarter;

"Quarterly Production" means the sum of all gross number of recovered ounces of Precious Metals and the recovered quantity of other Products in all shipments delivered to and paid for by a Processor during any Quarter, provided that if delivery and payment/credit are not made in the same Quarter, the Precious Metals and/or other Products shall be deemed to be part of Quarterly Production in the Quarter in which the later of delivery and payment/credit occurs;

"Refining Costs" means all costs and expenses of smelting and refining, including all costs of assaying, sampling, custom-smelting and refining, all independent representative and umpire charges and any other treatment or other processing charges or applicable penalties, discounts or costs;

"Review Period" has the meaning set out in Section 2.3(b) hereof;

"Royalty" means the net smelter return royalty described in Section 2.1;

“Subsequent Claims” means all property and claims acquired by the Owners or by any of their Affiliates, insider or partner thereof within the Area of Interest subsequent to the date of this Agreement, other than subsequently acquired property or claims that are located in the area south of Prichard Creek as shown on the map in Schedule B;

"Taxes" means all taxes of any kind or nature whatsoever including corporation taxes, capital taxes, realty taxes (including utility charges which are collectible like realty taxes), net proceeds of mines tax, privilege taxes, excise taxes, business taxes, property transfer taxes, income taxes, sales taxes, customs duties, payroll taxes, levies, stamp taxes, royalties, provincial mining taxes and mining duties, and all fees, including claim fees, deductions, compulsory loans and withholdings imposed, levied, collected, withheld or assessed as of the date hereof or at any time in the future, by any Governmental Body of any jurisdiction whatsoever having power to tax, together with penalties, fines, additions to tax and interest thereon;

"Third Party", in relation to any party, means a Person with whom such party deals at arm's length.

"Trading Activities" means any and all price hedging and price protection activities undertaken by the Owners or their Affiliates with respect to any Products or currency exchanges, including any forward sale and/or purchase contracts, spot-deferred contracts, option contracts, speculative purchases and sales of forward, futures and option contracts, both on and off commodity exchanges.

1.2

Currency

Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in United States dollars.

1.3

Sections and Headings

The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Section or other portion hereof and include any agreement or instrument supplemental or ancillary hereto.  Unless otherwise specified, any reference herein to a Section or Schedule refer to the specified Section of or Schedule to this Agreement.

1.4

Rules of Construction

Unless the context otherwise requires, in this Agreement:

(a)

words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa;

(b)

the words "include", "includes" and "including" mean "include", "includes" or "including", in each case, "without limitation";

(c)

reference to any agreement, indenture or other instrument in writing means such agreement, indenture or other instrument in writing as amended, modified, replaced or supplemented from time to time;

(d)

if there is any conflict or inconsistency between the provisions contained in the body of this Agreement and those of any Schedule hereto, the provisions contained in the body of this Agreement shall prevail;

(e)

time periods within which a payment/credit is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(f)

whenever any payment/credit to be made or action to be taken hereunder is required to be made or taken on a day other than a Business Day, such payment/credit shall be made or action taken on the next following Business Day.

1.5

Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral.  There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided or as provided in other documents executed and delivered by the parties in connection herewith.

1.6

Time of Essence

Time shall be of the essence of this Agreement.

1.7

Applicable Law

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by the laws of the State of Idaho.

1.8

Amendments and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by that party.  No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided.

1.9

Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.  To the extent that any such provision is found to be invalid, illegal or unenforceable, the parties hereto shall act in good faith to substitute for such provision, to the extent possible, a new provision with content and purpose as close as possible to the provision so determined to be invalid, illegal or unenforceable.

1.10

Schedules

The following Schedules are attached to and form part of this Agreement:

Schedule A

-

Legal Description of the Claims
Schedule B

-

Area of Interest

SECTION 2
NET SMELTER ROYALTY

2.1

Royalty

On the terms and subject to the conditions of this Agreement, the Owners hereby acknowledge and agree that the Holder holds in the Property a real right in the Property (and the associated ores, minerals and mineral resources and by-products thereof which may be extracted from the Property) and the Owners agree to pay to the Holder a net smelter royalty equal to 2.0% of the Net Smelter Return after the date hereof from the production of Products from the Property (collectively, the "Royalty").  All Royalty payments to be paid in cash shall be paid in United States dollars.

2.2

Calculation and Payment

(a)

The Royalty shall be calculated for each Quarter and the amount of the Royalty payable to the Holder in respect of any Quarter shall be equal to the product of 2.0% multiplied by the Net Smelter Return in such Quarter.

(b)

"Net Smelter Return" for any given Quarter means the amount determined by the following formula:

A - B

where

"A" is the sum of all payments received from Processors in the Quarter in respect of gold, silver and all other metals and minerals recovered from concentrate or doré produced from ores mined, extracted or otherwise recovered from the Property;

"B" is Allowable Deductions, provided that, where applicable, all Refining Costs and other costs and disbursements constituting Allowable Deductions expressed or incurred in a currency other than United States dollars will be converted into United States dollars on the basis of the average noon rate of exchange quoted by the Bank of Canada for the applicable Quarter.

(c)

The Owners shall pay the Royalty in cash within 15 calendar days of the last day of each Quarter of such fiscal year. Cash payments shall be made by wire transfer to an account to be designated by the Holder and notified to the Owners at least three Business Days prior to the payment date.

(d)

In the event that any credit/payment required to be made to a party hereunder is not made when due, such credit/payment shall bear interest as follows:

(i)

at a rate equal to the Prime Rate plus 5.0%, compounded monthly, for a period of 30 days following the due date of such payment

(ii)

at a rate equal to the Prime Rate plus 10.0%, compounded monthly, thereafter,

until such credit/payment and accrued interest is credited/paid in full.

For the purposes hereof, the term "Prime Rate" means the per annum rate quoted or announced from time to time by the principal office of the Royal Bank of Canada in Toronto as its reference rate of interest for Canadian dollar loans made in Canada.  The rate of interest payable on such late credits/payments will change simultaneously with changes in the Prime Rate from time to time.

(e)

If any Taxes are required by applicable law to be deducted, withheld, charged or levied by the Owners on any such credits/payments to the Holder, then the Owners shall be entitled to deduct or withhold from the credit/payment to the Holder and remit such amounts to the applicable taxing authorities as required by law, and any credit/payment to the Holder hereunder shall be made net of such Taxes without gross-up or make-whole payment.

(f)

Each credit/payment of the Royalty shall be accompanied by a detailed statement explaining the manner in which the credit/payment was calculated and shall also include the following information: (i) settlement ounces (or other quantities in the case of Products other than Precious Metals) of all Quarterly Production; (ii) the prices used for the calculation of the Royalty; (iii) all Allowable Deductions applied to the Royalty; (iv) any other pertinent information in sufficient detail to explain the calculation of the credit/payment, including any withholding, deduction, charges or levies deducted from the credit/payment pursuant to Section 2.2(e); and (v) such other information as the Holder may reasonably request.

(g)

Notwithstanding any other provisions of this Agreement, if the Owner receives insurance proceeds for any Precious Metals or other Products that are lost or damaged, such Owner shall pay to the Holder, in lieu of the credit/payment of the Royalty in respect of such Precious Metals or other Products that were lost or damaged, an amount equal to 2.0% of the gross insurance proceeds which are received by such Owner for such Precious Metals or other Products. Such Owner shall pay such amount in cash within 10 days of the Owner receiving such insurance proceeds in cash by wire transfer to an account to be designated by the Holder and notified to the Owner in writing at least three Business Days prior to the payment date. The amount of gross proceeds received by an Owner on account of the lost or damaged Precious Metals or other Products shall be conclusively determined by the final, uncontested insurance settlement documents.

(h)

All tailings, residues, waste rock, spoiled leach materials, and other waste materials (collectively, "waste materials") resulting from the Owners’ operations and activities at and on the Property to which the Owners retain ownership shall remain subject to the Royalty should the same be processed or reprocessed, as the case may be, in the future and result in the production of Products.

(i)

All credits/payments due to the Holder on account of the Royalty shall be held by the Owners in trust for the Holder until credited/paid to the Holder in accordance with the terms of this Agreement.

2.3

Accounting Matters

(a)

All calculations and computations relating to the Royalty payments/credits to be made to the Holder hereunder shall be carried out on a consistent basis in accordance with GAAP to the extent that such principles are not inconsistent with the provisions of this Agreement.  In the event of any inconsistency between such accounting principles and the provisions of this Agreement, this Agreement shall prevail.

(b)

Any Royalty payment/credit made hereunder shall be considered final and in full satisfaction of all obligations of the Owners hereunder unless on or prior to the date that is six months from the date of such Royalty payment/credit (the "Review Period"), the Holder provides a written notice of its objection (describing in detail the specific objection and its basis therefor) to the Owners.  In the event that a Dispute arises that cannot be resolved by the mutual agreement of the parties within 60 days after receipt of such notice of objection by the Owners, any party may elect to have the Dispute arbitrated in accordance with Section 3.2.

(c)

Upon not less than 20 days' prior written request from the Holder, duly authorized representatives of the Holder's accountants shall be entitled, at the Holder's cost and expense, to inspect and audit, within the Review Period, such books of account, records and supporting materials related to the determination of the Royalty or otherwise confirming the rights and obligations of the Holder and the Owners hereunder.  The Holder and the Owners agree to make such adjustments, if any, to Royalty payments/credits previously made as may be required as a result of such audit.  In the event that a Dispute arises with respect to such adjustments that cannot be resolved by the mutual agreement of the parties within 60 days following the receipt of the results of such audit, any party may elect to have the Dispute arbitrated in accordance with Section 3.2. The Owners will be responsible for the Holder’s auditing costs in the event that the review results in an adjustment of greater than 2.0%.

(d)

The Owners agree to keep accurate records showing the amount of recovered Products produced by it from the Property. All Products produced from the Property shall be kept separate and distinct from minerals and/or mineral products produced by the Owners from properties other than the Property.

(e)

Any Trading Activities engaged in by the Owners or their Affiliates in respect of Products, and the profits and losses generated thereby, shall not, in any manner, be taken into account in the calculation of Royalty payments/credits due to the Holder, whether in connection with the determination of price, the date of sale or the date any Royalty payment/credit is due.  The Holder acknowledges that the Owners or their Affiliates engaging in Trading Activities may result in the Owners or their Affiliates realizing from time to time fewer or more dollars for Products than does the Holder.  The Holder shall not be entitled to share in the profits, nor obligated to share in any losses, generated by any such Trading Activities. The Royalty payable on Precious Metals or other Products subject to Trading Activities shall be determined in the same manner as provided in Section 2.2.

(f)

The Owners shall have the right to mine and remove small amounts of ores, minerals and mineral resources constituting Products as is reasonably necessary for sampling, assaying, metallurgical testing and evaluation of the minerals' potential of the Property and the Holder shall not be entitled to a Royalty payment/credit in respect of such Product.  For certainty, the Royalty payment/credit shall be payable on all bulk samples and production where the Owners receive any proceeds from any Processor or other purchaser.

SECTION 3
GENERAL MATTERS

3.1

Term

The term of this Agreement shall be perpetual, it being the intent of the parties hereto that this Agreement and the Royalty created hereby constitute a real right in the Property (and the associated ores, minerals and mineral resources and by-products thereof which may be extracted from the Property), and a restrictive covenant running with the Property and all successions thereof whether created privately or through governmental action.

3.2

Cooperation and Dispute Resolution

In the event of any dispute, claim, question or disagreement (each a "Dispute") arising out of or relating to this Agreement, the parties shall use all reasonable endeavours to settle such Dispute.  To this effect, they shall consult and negotiate with each other in good faith and attempt to reach a just and equitable solution to the Dispute within a period of 60 days from the matter in dispute being raised by a party.  If the parties cannot resolve the Dispute within the 60 day period, a party may refer the Dispute to arbitration pursuant to the Federal Arbitration Act (the "Arbitration Provisions").  The arbitration shall be held in the Coeur d’Alene, Idaho, USA and determined by a single arbitrator. The arbitrator shall be qualified by experience and skill in the area(s) covered by the Dispute and, unless both parties agree in writing following full disclosure of any facts giving rise to a possible conflict, free from legal or business conflicts of interest in relation to the parties.

If the parties do not agree upon the selection of the arbitrator within 15 calendar days following the expiration of the 60 day period referred to above, either party may apply to a judge of the First Judicial District, Kootenai County, Idaho a for the appointment of the arbitrator. Unless the parties agree to share the costs of the arbitration, the arbitrator shall determine what portion of the costs and expenses incurred in such proceeding shall be borne by each party participating in the arbitration.  The award of the arbitrator shall be final and binding on each of the parties and shall not be subject to any appeal on any ground, including an error of law.  The arbitration shall be governed by the laws of Idaho and the laws of the United States applicable therein, and judgement upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The parties covenant that they shall conduct all aspects of such arbitration having regard at all times to expediting the final resolution of such arbitration.

The provisions of this Agreement providing for the resolution of Disputes shall not operate to prevent recourse to the court by any party as permitted by the Arbitration Provisions with respect to injunctions, receiving orders and orders regarding the detention, preservation and inspection of property, or whenever enforcement of an arbitration award reasonably requires access to any remedy which an arbitrator has no power to award or enforce.

3.3

Records

The Owners shall, from and after the date hereof, keep accurate records of the tonnage, volume of Products, analysis of Products, weight, moisture, assays of pay metal content and other records, as appropriate, related to the determination of the Net Smelter Return.

3.4

Title Maintenance

From the date this Agreement takes effect and subject to Section 3.5 or any other provisions of this Agreement to the contrary, the Owners shall use commercially reasonable efforts to maintain title to the Property.

3.5

Abandonment

If the Owners intend to abandon any of the unpatented claims comprising a portion or all of the Property ("Abandonment Property"), the Owners shall first give notice of such intention to the Holder (a “Beneficiary”), at least 45 days prior to the proposed date of abandonment.  If, not later than 30 days before the proposed date of abandonment, the Owners receive from a Beneficiary written notice that the Beneficiary desires the Owners to convey the Abandonment Property to the Beneficiary or an assignee of it, then, subject to the rights of any other Person holding a right with respect to the Abandonment Property that pre-dates the date of this Agreement, the Owners shall, without additional consideration, convey the Abandonment Property, including all related mining leases, mining claims, permits and authorizations, without warranty or indemnity and subject to all liens and encumbrances then existing on the Abandonment Property, to the Beneficiary and shall thereafter have no further obligation to maintain the title to the Abandonment Property.  If the Beneficiary does not give such notice to the Owners within the prescribed period of time, the Owners may abandon the Abandonment Property and shall thereafter have no further obligation to maintain the title to the Abandonment Property; provided, however, that if the Owners or any Affiliate of the Owners reacquires a direct or indirect interest in any of the ground covered by the Abandonment Property at any time within two (2) years following abandonment, the production of Products from such ground shall be subject to the Royalty and this Agreement. The Owners shall give written notice to the Payee within ten (10) days of any such reacquisition.

3.6

Right to Inspect

Upon not less than 20 days' notice to the Owners, the Holder or its authorized representatives may enter upon all surface and subsurface portions of the Property and may enter the Mill for the purpose of inspecting the Property and the Mill, all improvements thereto and operations thereon, and may inspect and copy all records and data pertaining to the determination of the Royalty, including such records and data which are maintained electronically.  The Holder or its authorized representatives shall enter the Property and the Mill at their own risk and may not unreasonably hinder operations on or pertaining to the Property or the Mill.

3.7

Technical Reports

So long as Marathon Gold Corporation, the parent company of the Holder, is a reporting issuer in a jurisdiction of Canada, then in the event that the Holder is not entitled to the exemption in section 9.2(1) of National Instrument 43-101 or any successor provision of such law, the following shall apply:

(a)

If an Owner prepares a technical report under National Instrument 43-101 (a "Technical Report") in respect of the Property, upon the request of the Holder, the Owner shall use commercially reasonable efforts to cause the author(s) of such report to provide, at the sole cost and expense of the Holder, (i) a copy of such report to be addressed to the Holder or any of its Affiliates, (ii) the relevant certificates and consents of the author(s) required in connection with the filing of and reference to such report to be provided to the Holder or any of its Affiliates, and (iii) such other consents in connection with the use of or reliance upon such report by the Holder or any of its Affiliates from time to time in its public disclosure as may be required by the Holder.

(b)

Notwithstanding paragraph (a), if the Holder or any of its Affiliates is required by applicable law to prepare a Technical Report in respect of the Property and the Owners and their Affiliates are not required by applicable law to prepare a Technical Report, then at the Owners’ option either

(i)

the Owners shall at the Holder's sole cost and expense prepare a Technical Report which report shall be provided to Holder on the basis contemplated in paragraph (a), or

(ii)

the Owners shall cooperate with and allow the Holder and its authorized representatives to access technical information pertaining to the Property and complete site visits at the Property so as to enable the Holder or its Affiliates, as the case may be, to prepare the Technical Report in accordance with National Instrument 43-101 (or any other applicable Canadian and/or US securities laws and/or stock exchange rules and policies governing the disclosure obligations of the Holder or any of its Affiliates) at the sole cost and expense of the Holder, and in either case the Owners shall notify the Holder within 30 calendar days of the Holder's request to the Owners for the preparation of a Technical Report pursuant to this Section 3.7(b) as to whether the Owners will be choosing the option in Section 3.7(b)(i) or 3.7(b)(ii).

3.8

Periodic Forecasts

The Owners shall deliver or cause to be delivered to the Holder any internal forecasts of mineral production promptly once such reports become available.  The Holder shall treat any information contained within such forecasts, including, without limitation, current development or mine plans and the quantity of gold, silver and other Products expected to be mined or stockpiled during the period covered by such forecast, as confidential and shall not publicly disclose such information until it has been disclosed publicly by the Owners.

3.9

Confidentiality

(a)

The Holder shall not, without the express written consent of the Owners, disclose any non-public information received under this Agreement including (any Technical Reports or Periodic Forecast Reports) relating to the Owners, their Affiliates or the Property (the "Confidential Information"), other than to employees, agents or consultants of the Holder in respect of the administration or enforcement of its rights hereunder and who agree to be bound by the confidentiality provisions of this Agreement (the breach of which shall be deemed to be a breach by the Holder).  In addition, the Holder shall not use any Confidential Information for its own use or benefit except for the purpose of administering or enforcing its rights under this Agreement.

(b)

The Holder may disclose Confidential Information to a prospective lender to whom the Holder may, in good faith, grant an interest in the Royalty payments/credits as security for the Holder's bona fide obligations to such lender, but only if the Owners have been provided with a confidentiality agreement that includes the confidentiality provisions of Section 3.9(a), and that has been executed by such lender.

(c)

The Holder may disclose Confidential Information if such disclosure is required for compliance with applicable laws, rules, regulations or orders of any governmental agency or stock exchange having jurisdiction over the Holder or its affiliates; provided however, that the Holder shall give notice to Owners of such disclosure as far in advance of such disclosure as is reasonably practicable and ensure that only such information as is necessary to comply with the Holder's obligations is disclosed.

3.10

No Implied Covenants

The parties agree that no implied covenants or duties relating to exploration, development, mining or the payment/credit of production royalties shall affect any of their respective rights or obligations hereunder, and that the only covenants or duties which affect such rights and obligations shall be those expressly set forth and provided for in this Agreement.

3.11

Change in Ownership of Right to Royalty

No change or division in the ownership of the Royalty, however accomplished, shall enlarge the obligations or diminish the rights of the Owners or their Affiliates.

3.12

Property Right; Further Assurances; Registration of Interest

(a)

The Owners acknowledge and agree that (i) the Royalty is an interest in land, (ii) the Royalty is a real right in the Property (and the associated ores, minerals and mineral resources and by-products thereof which may be extracted from the Property) that runs with the Property and such interest shall be binding upon the Owners, their successors and the permitted assigns of the Property and any other successor in title to the Property, and (iii) the Royalty shall attach to any amendments, relocations or conversions of any mining claim comprising the Property or to any renewals or extensions thereof.  Pursuant to Section 3.5 hereof, the Holder shall have the right to abandon such real right by delivering to the Owners a 30-day prior written notice of the exercise of such right to abandon.

(b)

In order to secure payment and performance of the Owners’ obligations pursuant to this Agreement, the Owners hereby irrevocably (i) grant to the Holder a security interest in the Claims and contemporaneously with the delivery of this Agreement the Owners shall execute and deliver such mortgages, charges and encumbrances against the Claims, other than the Claims subject to the Beasley security interest (the “Beasley Claims”), necessary for the Holder to effect such security interest, and (ii) agree, immediately following the discharge of the existing security against the Beasley Claims, to take all steps necessary to execute and deliver such mortgages, charges and encumbrances against the Beasley Claims necessary for the Holder to  effect such security interest. In addition, the Owners hereby irrevocably agree to grant to the Holder a security interest in all Subsequent Claims as soon as such Subsequent Claims are acquired by the Owners and to execute and deliver such mortgages, charges and encumbrances against the Subsequent Claims necessary for the Holder to effect such security interest.  Holder is responsible for perfecting Holder’s security interest in the Claims and Property.

(c)

The Owners shall notify the Holder in writing of any additional mining lease, or any renewal, replacements, substitutions or modifications of mining leases, included in the Property from time to time, including as a result of conversion of mining claims included in the Property, in order to allow the Holder to proceed with amendments or additional registrations of this Agreement as may be necessary or advisable to ensure that the real right of the Holder and the terms of this Agreement are properly registered against such additional mining leases.

(d)

Each party shall execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the documents and transactions contemplated in this Agreement, in each case at the cost and expense of the party requesting such further document or action, unless expressly indicated otherwise.

3.13

Successors and Assigns

(a)

This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties hereto and, where the context so permits, their respective successors and permitted assigns.

(b)

The Holder may assign, transfer, pledge, hypothecate or otherwise convey this Agreement or all or any of its rights in the Royalty without the prior written consent of the Owners.

(c)

The Owners may not sell, assign, transfer, convey, lease, license, charge, pledge, hypothecate or otherwise dispose of the Property or any interest in the Property in any manner whatsoever, and may not assign, transfer or otherwise convey this Agreement or any interest therein, without in each case complying with the following:

(i)

it shall be a condition of such sale, assignment, transfer, conveyance, lease, license or other disposition that the transferee or other counterparty to such transaction first execute and deliver to the other parties to this Agreement an instrument in writing pursuant to which such transferee or other counterparty (A) agrees to be bound by the terms hereof and by all of the liabilities and obligations of the transferor hereunder in the same manner and to the same extent as though the transferee was an original party hereto in the first instance and (B) consents and agrees to the continuation or re-registration of any restrictions registered against the Property pursuant to Section 3.12;

(ii)

it shall be a condition of any such charge, pledge or hypothec that the chargee, pledgee or holder of hypothec first execute and deliver to the other parties an instrument in writing pursuant to which such chargee, pledgee or holder of hypothec (A) agrees that, in the event that it exercises any of its rights under the charge, pledge or hypothec which allow it to take possession or acquire, or cause the sale or other disposition of the Property or any party thereof, or which result in the then Owners no longer being the owners of the Property, such chargee, pledgee, holder, or any acquiror of the Property or successor to an Owner as a result of such exercise of rights, shall be bound by the terms hereof and by all of the liabilities and obligations of the Owner hereunder in the same manner and to the same extent as though it was an original party hereto in the first instance, and (B) consents and agrees, and will cause any such acquiror of the Property or successor to an Owner as a result of the exercise of its rights to consent and agree, to the continuation or re-registration of any restrictions registered against the Property pursuant to Section 3.12.

Any such sale, assignment, transfer, conveyance, lease, license, charge, pledge, hypothecation or other disposition which does not comply with the terms of this Agreement shall be null and void and of no force or effect.  This Section 3.13 shall not apply to any sale, assignment, transfer, conveyance, lease, license, charge, pledge, hypothecation or other disposition granted, or otherwise consented to, by a Permitted Lender.

3.14

Notices

(a)

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in Person, transmitted by telecopy or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

[INFORMATION OMITTED]

(b)

Any such notice or other communication shall be deemed to have been given and received on the day on which it was personally delivered, delivered by mail or transmitted by telecopier, receipt confirmed (or, if such day is not a Business Day, on the next following Business Day)..

(c)

Any party may change its address for service at any time by giving notice to each of the other parties in accordance with this Section 3.14.

3.15

Language

The parties expressly acknowledge that they have requested that this Agreement and all ancillary and related documents thereto be drafted in the English language only.

3.16

Counterparts

This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

[SIGNATURE PAGE OF THE NET SMELTER RETURN ROYALTY AGREEMENT]

IN WITNESS WHEREOF this Agreement has been executed by the parties.

NEW JERSEY MINING COMPANY

By: /s/ John Swallow

John Swallow, President

State    of    Idaho

)

) ss.

County of Kootenai

)

On this 3rd day of December, 2015, before me, the undersigned, a Notary Public in and for the State of Idaho, personally appeared, JOHN SWALLOW, known or identified to me to be the PRESIDENT of NEW JERSEY MINING COMPANY, the corporation that executed the within instrument, and acknowledged to me that he executed the same on behalf of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Lukas O’Dowd

__________________________________

Notary Public

Residing at Coeur d’Alene, ID

Commission Expires October 13, 2021

GOLDEN CHEST LLC

By: /s/ Grant Brackebusch

       Grant Brackebusch, Manager

State    of    Idaho

)

) ss.

County of Kootenai

)

On this 3rd day of December, 2015, before me, the undersigned, a Notary Public in and for the State of Idaho, personally appeared, GRANT BRACKEBUSCH, known or identified to me to be the MANAGER of GOLDEN CHEST LLC, the limited liability company that executed the within instrument, and acknowledged to me that he executed the same on behalf of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Lukas O’Dowd

__________________________________

Notary Public

Residing at Coeur d’Alene, ID

Commission Expires October 13, 2021

MARATHON GOLD CORPORATION

By: /s/ Phillip Walford

       Phillip Walford

Canada

)

) ss.

Province of Ontario)

On this 2nd day of December, 2015, before me, the undersigned, a Notary Public in and for Canada, personally appeared, PHILLIP WALFORD, known or identified to me to be the CHIEF EXECUTIVE OFFICER of MARATHON GOLD CORPORATION, the corporation that executed the within instrument, and acknowledged to me that he executed the same on behalf of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Robert Francis Kennedy Mason

__________________________________

Notary Public

Residing at Toronto, Ontario

SCHEDULE A

Legal Description of the Claims

Golden Chest Patented Lands

PARCEL 1:

Golden Chest Patented Mining Claim, M.S. 4 (sometimes referred to as Lot 40) situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book X, Deeds, at page 278.

PARCEL 2:

Euphemia Patented Mining Claim, M.S. 994 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 4, Deeds, at page 530.

PARCEL 3:

A.D. Coplen, No. 2, Thomas Kearn and Brile Placer Mining Claims, M.S. 995 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M. Shoshone County, State of Idaho. Patent recorded in Book 4, Deeds, at page 533.

PARCEL 4:

Dora Patented Mining Claim, M.S. 996 situated in the Summit Mining District in Section 5, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 61.

PARCEL 5;

Katie Burnett Patented Mining Claim, M.S. 997 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 58.

PARCEL 6:

Littlefield Bar Placer Patented Mining Claim, M.S. 1062 situated in the Summit Mining District in Sections 4 and 9, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 10, Deeds, at page 72.

PARCEL 7:

Paymaster Patented Mining Claim, M.S. 1078 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 1.

PARCEL 8:

Coumerilh Fraction Patented Mining Claim, M.S. 1162 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 7.

PARCEL 9:

Red Star Patented Mining Claim, M.S. 1745 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 364.

PARCEL 10:

Stevens Fraction, Jim and Timberking Patented Mining Claims, M.S. 1732 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 391.

PARCEL 11:

Stevens Bar Patented Mining Claim, M.S. 1735 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 26, Deeds, at page 481.

PARCEL 12:

Hot Stuff Group consisting of Hot Stuff, Empire, Montana, Utah, Blister and Skookum Patented Mining Claims, M.S. 1826 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho.  Patent recorded in Book 38, Deeds, at page 200.

EXCEPTION:

Except that portion of Hot Stuff Group consisting of the Empire and Montana Patented Mining Claims, M.S. 1826 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho, Patent recorded in Book 38, Deeds, at page 200 and except that portion of the Hot Stuff Group consisting of that portion of Utah Patented Mining Claim, M.S. 1826 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho, Patent recorded in Book 38, Deeds, at page 200 with the said excepted portion of Utah, described more particularly at that portion of Utah Patented Mining Claim lying to the South and East of a straight line from the Northeast corner of Utah to the Southwest corner of Utah, a portion of M.S. 1826 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho, patent recorded in Book 38, Deeds, at page 200.

PARCEL 13:

Golden Bricks Patented Mining Claim, M.S. 2247 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 43, Deeds, at page 493.

PARCEL 14:

That 30’ wide road way currently existing and commonly known as the Newmont Road which is located in the Southwest corner of the Ivy claim in Section 9, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho which initiates on the Shoshone County road right-of-way and runs Westerly into the Littlefield Bar, M.S. 1062 Patented Mining Claim.

JOE DANDY CLAIM

Mineral rights only, MS 506

MINERAL INTEREST ONLY Joe Dandy Patented Mining Claim, M.S. 506 situated in Summit Mining District in Section 9, Township 49 North, Range 5 East, Boise Meridian, Shoshone County, State of Idaho.

EXCEPT: Those interests, if any, as conveyed by deed recorded in Book 24, Deeds, at page 313, records of Shoshone County, State of Idaho.

FLORENCE AND VIOLET CLAIMS

Surface and mineral, MS 2333

Patented Lode Mining Claims, known as Florence and Violet, designated as M.S. 2333, Summit Mining District, recorded in Book 51, Deeds, page 205, records of Shoshone County, State of Idaho.

Golden Chest Unpatented Claims

            IMC No.      Document No.  Claim Name

        Loc. Date

183083	387405	Superintendent	15-Jan-99
183084	387406	Eveline	15-Jan-99
186709	414003	GC 1	11-Dec-03
186710	414004	GC 2	09-Dec-03
186711	414005	GC 3	09-Dec-03
186712	414006	GC 4	09-Dec-03
186713	414007	GC 5	09-Dec-03
186714	414008	GC 6	09-Dec-03
186715	414009	GC 7	09-Dec-03
186716	414010	GC 8	09-Dec-03
187931	421248	GC 10	28-Dec-04
187932	421249	GC 11	28-Dec-04
187933	421250	GC 12	28-Dec-04
187934	421251	GC 13	28-Dec-04
187935	421252	GC 14	28-Dec-04
187936	421253	GC 15	29-Dec-04
189074	425788	Patti Beasley No. 1	01-Sep-05
189075	425789	Patti Beasley No. 2	01-Sep-05
189076	425790	Patti Beasley No. 3	01-Sep-05
189077	425791	Patti Beasley No. 4	01-Sep-05
189078	425792	Patti Beasley No. 5	01-Sep-05
204053	461921	Murray #1	25-Jan-11
204054	461922	Murray #2	25-Jan-11
204055	461923	Murray #3	25-Jan-11
204056	461924	Murray #4	25-Jan-11
204057	461925	Murray #5	24-Jan-11
204058	461926	Murray #6	24-Jan-11
204059	461927	Murray #7	24-Jan-11
204060	461928	Murray #8	24-Jan-11
204061	461929	Murray #9	24-Jan-11
204062	461930	Murray #10	27-Jan-11
204063	461931	Murray #11	27-Jan-11
204064	461932	Murray #12	20-Jan-11
204065	461933	Murray #13	20-Jan-11
204066	461934	Murray #14	20-Jan-11
204067	461935	Murray #15	20-Jan-11
204068	461936	Murray #16	20-Jan-11
204069	461937	Murray #17	24-Jan-11
204070	461938	Murray #18	24-Jan-11
204071	461939	Murray #19	24-Jan-11
204072	461940	Murray #20	24-Jan-11
204073	461941	Murray #21	24-Jan-11
204074	461942	Murray #22	24-Jan-11
204075	461943	Murray #23	24-Jan-11
204076	461944	Murray #24	24-Jan-11
204077	461945	Murray #25	24-Jan-11
204078	461946	Murray #26	24-Jan-11
204079	461947	Murray #27	24-Jan-11
204080	461948	Murray #28	24-Jan-11
204081	461949	Murray #29	24-Jan-11
204082	461950	Murray #30	24-Jan-11
204083	461951	Murray #31	24-Jan-11
204084	461952	Murray #32	24-Jan-11
204085	461953	Murray #33	25-Jan-11
204086	461954	Murray #34	24-Jan-11
204087	461955	Murray #35	24-Jan-11
204088	461956	Murray #36	24-Jan-11
204089	461957	Murray #37	25-Jan-11
204090	461958	Murray #38	25-Jan-11
204091	461959	Murray #39	25-Jan-11
204092	461960	Murray #40	25-Jan-11
204093	461961	Murray #41	25-Jan-11
204094	461962	Murray #42	25-Jan-11
204095	461963	Murray #43	25-Jan-11
204096	461964	Murray #44	25-Jan-11
204097	461965	Murray #45	25-Jan-11
204098	461966	Murray #46	25-Jan-11
204099	461967	Murray #47	25-Jan-11
204100	461968	Murray #48	24-Jan-11
204101	461969	Murray #49	27-Jan-11

SCHEDULE B

Area of Interest

AOI BOUNDARY
32
33
34
T 50 N, R 5 E
T 49 N, R 5 E
MURRAY
MURRAY #42
MURRAY #13
MURRAY #15
MURRAY #12
MURRAY #14
4
3
8
9
10
EXPLANATION OF MAP
Golden Chest Patented Mining Claim
Golden Chest UnPatented Mining Claim
Patented Mining Claim not part of the Golden Chest
UnPatented Mining Claims not part of the Golden Chest
Thompson Pass Highway

EXHIBIT "B"

RESIGNATION OF MARATHON GOLD USA CORP.

GOLDEN CHEST LLC

Resignation Letter of Marathon Gold USA Corp.

December 2, 2015

To the Members

of Golden Chest LLC

Via Electronic Delivery

Gentlemen,

Marathon Gold USA Corp. (“MG USA”) hereby tenders its resignation as member of the Management Committee of Golden Chest LLC, an Idaho limited liability company (the “Company”), and from all other positions or offices with the Company, if any, that MG USA currently holds, effective as of the date hereof.

Marathon Gold USA Corp.

Per: /s/ Phillip Walford

Name: Phillip Walford

Title: President

Per: /s/ George Faught

Name: George Faught

Title: Director